Exhibit
12.1



                   GTE CALIFORNIA INCORPORATED
STATEMENT OF THE CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                     (Thousands of Dollars)




               Nine Months
                  Ended                 Years Ended December 31
                September 30,       1994       1993 (a)     1993
1992           1991     1990
                   1995          ________    _______
________       ________ ________ ________

Net Earnings Available for
 Fixed Charges:
 Income before
   extraordinary charge$238,715$434,540$389,019$93,619$415,370$
442,458      $443,865
 Add:
    Income tax expense171,030293,465255,035 70,535237,089242,724
248,078
    Fixed charges87,745115,405131,550131,550143,359153,934152,621
             ________  ________________________________________
________

 Adjusted earnings$497,490$843,410$775,604$295,704$795,818$839,
116          $844,564


Fixed Charges:
 Interest expense$80,802$102,938$121,117$121,117$131,527$140,977
$139,674
 Portion of rent expense
 representing interest  6,943 12,467 10,433 10,43311,832 12,957
12,947
             __________________________________________________
______

 Adjusted fixed charges$87,745$115,405$131,550$131,550$143,359$
153,934      $152,621



Consolidated Ratios of
 Earnings to Fixed Charges5.67    7.31  5.90   2.25   5.55  5.45
5.53




_____________

(a) Results for 1993 exclude an after-tax restructuring charge of approximately $274,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of $21,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.

















CA:S-3:63